Exhibit 10.3

STOCK ESCROW AGREEMENT

This STOCK ESCROW AGREEMENT, dated as of October 4, 2021 (“Agreement”), by and among MOUNT RAINIER ACQUISITION CORP., a Delaware corporation (“Company”) and the initial stockholders listed on the signature pages hereto (collectively, the “Initial Stockholders”) and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company (“Escrow Agent”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated as of October 4, 2021 (“Underwriting Agreement”), with A.G.P./Alliance Global Partners, as representative of the underwriters ( the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase 15,000,000 units (“Units”) of the Company, plus an additional 2,250,000 Units if the Underwriters exercise their over-allotment option in full. Each Unit consists of one share of common stock of the Company, par value $0.0001 per share (the “Common Stock”), and one warrant, with each warrant entitling the holder thereof to purchase three-fourths of one share of the Common Stock at an exercise price of $11.50 per whole share, all as more fully described in the Company’s final Prospectus, dated October 4, 2021 (“Prospectus”), comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-256816) under the Securities Act of 1933, as amended (“Registration Statement”), declared effective on October 4, 2021 (“Effective Date”).

WHEREAS, the Initial Stockholders have agreed as a condition of the sale of the Units to deposit their “founder shares” (as defined in the Prospectus), as set forth opposite their respective names on Exhibit A attached hereto (collectively “Escrow Shares”), in escrow as hereinafter provided.

WHEREAS, the Company and the Initial Stockholders desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1. Appointment of Escrow Agent. The Company and the Initial Stockholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Escrow Shares. On or prior to the date hereof, each of the Initial Stockholders delivered to the Escrow Agent certificates representing such Initial Stockholder’s respective Escrow Shares, together with applicable share powers, to be held and disbursed subject to the terms and conditions of this Agreement. Each of the Initial Stockholders acknowledges that the certificate representing such Initial Stockholder’s Escrow Shares is legended to reflect the deposit of such Escrow Shares under this Agreement.

3. Disbursement of the Escrow Shares.

3.1 The Escrow Agent shall hold the Escrow Shares during the period (the “Escrow Period”) commencing on the date hereof ending on the earlier of (i) one year after the date of the consummation of the Company’s initial business combination (as described in the Registration Statement, hereinafter a “Business Combination”) and (ii) the date on which the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, stock capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 following the closing of the Company’s initial Business Combination. The Company shall promptly provide notice of the consummation of a Business Combination to the Escrow Agent. Upon completion of the Escrow Period, the Escrow Agent shall disburse such amount of each Initial Stockholder’s Escrow Shares (and any applicable share power) to such Initial Stockholder; provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated at any time during the Escrow Period, then the Escrow Agent shall promptly destroy the certificates representing the Escrow Shares; provided further, however, that if, after the Company consummates an initial Business Combination, the Company (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of such entity having the right to exchange their shares of Common Stock for cash, securities or other property, then the Escrow Agent will, upon receipt of a notice executed by the Chairman of the Board, Chief Executive Officer or other authorized officer of the Company, in form reasonably acceptable to the Escrow Agent, certifying that such transaction is then being consummated or such conditions have been achieved, as applicable, release the Escrow Shares to the Initial Stockholders. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Shares in accordance with this Section 3.1.

3.2 Notwithstanding Section 3.1, if the Underwriters do not exercise their over-allotment option to purchase an additional 2,250,000 Units of the Company in full within 45 days of the date of the Prospectus (as described in the Underwriting Agreement), the Initial Stockholders agree that the Escrow Agent shall return to the Company for cancellation, at no cost, the number of Escrow Shares held by the Initial Stockholders listed on Exhibit B determined by multiplying (a) the product of (i) 562,500 multiplied by (ii) a fraction, (x) the numerator of which is the number of Escrow Shares held by each such holder, and (y) the denominator of which is the total number of Escrow Shares, by (b) a fraction, (i) the numerator of which is 2,250,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 2,250,000, without taking into account the transfer of an aggregate amount of 350,000 representative shares (400,000 shares if the over-allotment option is exercised in full) from A.G.P./Alliance Global Partners to the sponsor that took place pursuant to the side letters dates as of September 27, 2021 and September 30, 2021. The Company shall promptly provide notice to the Escrow Agent of the expiration or termination of the Underwriters’ over-allotment option and the number of Units, if any, purchased by the Underwriters in connection with their exercise thereof.

4. Rights of Initial Stockholders in Escrow Shares.

4.1 Voting Rights as a Stockholder. Subject to the terms of the Insider Letters (as defined below) described in Section 4.4 hereof and except as herein provided, the Initial Stockholders shall retain all of their rights as stockholders of the Company during the Escrow Period, including, without limitation, the right to vote such shares.

4.2 Dividends and Other Distributions in Respect of the Escrow Shares. During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Initial Stockholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3 Restrictions on Transfer. During the Escrow Period, the only permitted transfers of the Escrow Shares will be (1) to any persons or entities (including their affiliates and stockholders) participating in the private placement of the “private warrants” (as defined in the Prospectus), and officers, directors, stockholders, employees and members of the Initial Stockholders and their respective affiliates, (2) amongst the Initial Stockholders (including, to the extent the Initial Stockholders are entities, to such entity’s members, partners, stockholders or other equity holders) or to the Company’s officers, directors and employees, (3) if any Initial Stockholder is an entity, as a distribution to its partners, stockholders, or members upon its liquidation, (4) by bona fide gift to a member of the Initial Stockholder’s (or its permitted transferee’s) immediate family or to a trust, the beneficiary of which is the Initial Stockholder (or its permitted transferee) or a member of the Initial Stockholder’s (or its permitted transferee’s) immediate family, for estate planning purposes, (5) by virtue of the laws of descent and distribution upon death, (6) pursuant to a qualified domestic relations order, (7) by certain pledges to secure obligations incurred in connection with purchases of the Company’s securities, (8) by private sales at prices no greater than the price at which the founder shares were originally purchased or (9) for the cancellation of up to 562,500 shares of Common Stock subject to forfeiture to the extent that the Underwriters’ over-allotment is not exercised in full or in part or in connection with the consummation of the Company’s initial business combination, in each case (except for clause 9 or with the Company’s prior consent) where such permitted transferee agrees to the terms of this Agreement and the Insider Letter (as defined below).

4.4 Insider Letters. Each of the Initial Stockholders has executed a letter agreement with the Representatives and the Company, dated as indicated on Exhibit C hereto, and the form of which is filed as an exhibit to the Registration Statement (“Insider Letter”), respecting the rights and obligations of such Initial Stockholder in certain events, including but not limited to the liquidation of the Company.

5. Concerning the Escrow Agent.

5.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2 Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision). Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3 Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4 Further Assurances. From time to time on and after the date hereof, the Company and the Initial Stockholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5 Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 90 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

5.6 Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7 Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

5.8 Waiver. The Escrow Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Escrow Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

6. Miscellaneous.

6.1 Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

6.2 Third Party Beneficiaries. Each of the Initial Stockholders hereby acknowledges that each of the Representatives is a third party beneficiary of this Agreement and this Agreement may not be modified or changed without the prior written consent of the Representatives.

6.3 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to the charged.

6.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns; provided, that the Escrow Agent may not assign this Agreement without the prior written consent of the Company.

6.6 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, or by e-mail as described below, and shall be deemed given when so delivered personally or by e-mail or, if mailed or sent by private national courier service, two days after the date of mailing or the date of delivery to the private national courier service, as follows:

If to the Company or a Stockholder, to:

Mount Rainier Acquisition Corp.

256 W. 38th Street, 15th Floor

New York, NY 10018

Attn: Matthew Kearney

Copy (which copy shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154

Attn: Mitchell Nussbaum, Esq.
Email:

and if to the Escrow Agent, to:

American Stock Transfer & Trust Company, LLC

201 15th Avenue

Brooklyn, NY 11219

Attn: Reorg Department

A copy (which copy shall not constitute notice) sent hereunder shall be sent to:

A.G.P./Alliance Global Partners
590 Madison Avenue, 28th Floor

New York, NY 10022
Attn: Thomas J. Higgins
Email:

and:  Manatt, Phelps & Phillips LLP

695 Town Center Drive, 14th Floor

Costa Mesa, California 92626

Attn: Thomas J. Poletti

Email:

The parties hereto consent to the delivery of notices or other communication by electronic transmission at the e-mail address set forth below the respective party’s name in Section 6.6 hereto. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected e-mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each party agrees to promptly notify the other parties of any change in its e-mail address, and that failure to do so shall not affect the foregoing. The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7 Liquidation of the Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period specified in the Prospectus.

[Signature Page Follows]

WITNESS the execution of this Agreement as of the date first above written.

MOUNT RAINIER ACQUISITION CORP.

By:	/s/ Matthew Kearney
Name: Matthew Kearney
Title: Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael A. Nespoli
	Name:	Michael A. Nespoli
	Title:	Vice President

INITIAL STOCKHOLDERS:

DC RAINIER SPV LLC By: Dominion Capital LLC, its Manager By: Dominion Capital Holdings LLC, its Manager

By:	/s/ Mikhail Gurevich
Name:	Mikhail Gurevich
Title:	Managing Member

A.G.P./Alliance Global Partners
By:

By:	/s/ Thomas J. Higgins
Name:	Thomas J. Higgins
Title:	Managing Director

/s/ Matthew Kearney
Matthew Kearney

/s/ Young Cho
Young Cho

/s/ Otto Risbakk
Otto Risbakk

/s/ Christina Favilla
Christina Favilla

/s/ Jeffery Bistrong
Jeffery Bistrong

[Signature Page to Escrow Agreement]

EXHIBIT A

Initial Stockholders; Escrow Shares

Name of Initial Stockholders*	Number of Shares	Date of Insider Letter
DC Rainier SPV LLC	2,901,919	October 4, 2021

A.G.P./Alliance Global Partners	915,000	October 4, 2021

Matthew Kearney	336,985	October 4, 2021

Young Cho	101,095	October 4, 2021

Otto Risbakk	19,167	October 4, 2021

Christina Favilla	19,167	October 4, 2021

Jeffery Bistrong	19,167	October 4, 2021

EXHIBIT B

Escrow Shares subject to cancellation

DC Rainier SPV LLC	332,859
A.G.P./Alliance Global Partners	165,000
Matthew Kearney	43,955
Young Cho	13,186
Otto Risbakk	2,500
Christina Favilla	2,500
Jeffery Bistrong	2,500

EXHIBIT C

Insider Letter

Insider Letter by and between the Company, DC Rainier SPV LLC, A.G.P./Alliance Global Partners, Matthew Kearney, Young Cho, Otto Risbakk, Christina Favilla, and Jeffery Bistrong, dated October 4, 2021.